Exhibit 10.3

EIGHTH ADDENDUM TO LEASE AGREEMENT

This Eighth Addendum to Lease Agreement (“Eighth Addendum”) is made this 31st day of October, 2013 (“Effective Date”), by and between Can Company, LLC, a Maryland limited liability company (hereinafter the “Landlord”),  and Millennial Media, Inc., a Delaware corporation (hereinafter the “Tenant”)

Reference is made to the following:

Lease dated July 11th, 2008 for 16,057 square feet, 1st Addendum to Lease dated December 12th, 2011 for 4,222 square feet,, 2nd Addendum to Lease dated January 30th, 2012 for 2,884 square feet and an additional 1,030 square feet, 3rd Addendum to Lease dated May 8th, 2012, 4th Addendum to Lease dated,  June 1st, 2012, for 940 square feet,  a Fifth Addendum to Lease dated December 28th, 2012, a Sixth Addendum to Lease dated May 9th, 2013, and a Seventh Addendum to Lease dated June 28th, 2013.  Each of the foregoing instruments have been entered into between Landlord and Tenant.  In addition, reference is made to a Sub-Lease dated September 27th, 2010 between Tenant and Canco Tenant LLC for 2,195 square feet. All of the foregoing described eight (8) instruments are hereby collectively referred to as the “Lease” and are for the premises and Property described in greater detail in the Lease and located in the development generally known as The Can Company and located on Boston Street in Baltimore, Maryland (the “Premises”).

WHEREAS, Tenant executed the foregoing Lease with the Landlord; and

WHEREAS, under some of the foregoing Addenda, Tenant had certain first right of refusals and whereas the Tenant requested that the Landlord recapture certain spaces which were then under lease to other tenants, and

WHEREAS, the parties desire to memorialize certain Tenant elections relative to Tenant’s rights of first refusal at the Property, and in addition, the parties desire to have Tenant lease additional space at the Property, and

WHEREAS, the parties desire to memorialize the terms of the status of these matters in writing and this Eighth Addendum is being executed in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties do hereby agree as follows:

1.              Capitalized terms not otherwise defined herein shall have the meaning set forth in the Lease.

2.              A. Tenant hereby leases from Landlord, effective as of November 1st, 2013, the “RPI” space (“RPI Space”) consisting of approximately 1,640 square feet and hereby Leases from Landlord effective as of the date of delivery (estimated to be on or about November 15th, 2013), the “M3” space (“M3 Space”) consisting of approximately 1,197 square feet, collectively the “Leased Premises”, all as more particularly shown on Exhibit “A ” which is attached hereto, for a term commencing, as to each particular space being delivered, on the date the respective space is delivered to Tenant, and ending on the earlier of March 15th, 2015, or consistent with the terms of any new Lease entered into between the parties which replaces the terms of this Addendum (the “New Term”).

B. The RPI Space shall be delivered to Tenant on November 1st, 2013 and shall be delivered to Tenant in its “as is” condition.

C.  The M3 Space shall be delivered to Tenant on or about  November 15th, 2013, but in no event later than December 15, 2013, and shall be delivered to Tenant in its “as is” condition.

D.            Effective as of the date of delivery of each respective portion of the Leased Premises identified in this Eighth Addendum, and effective until such time as the parties enter into a long term lease specifying otherwise as to the Base Rent, Tenant shall pay Base Rent for the Leased Premises to Landlord pursuant to the following schedule:

Date of delivery – 9/30/14:	$23.20/square foot

10/1/14 – 3/15/15:	$23.90/square foot

D.  Tenant shall continue, during the New Term, to pay all Additional Rent consistent with the terms of the Lease and based upon Tenant’s Proportionate Share.  The purpose of this provision is to ensure that Tenant shall, in addition to Base Rent, pay Landlord Additional Rent in accordance with the Lease, based on Tenant’s Proportionate Share (as that term is defined in the Lease) for both the RPI Space and the M3 Space. For purposes of this Eighth Addendum, the “Base Year” shall be 2009.

3.  Waiver of Jury Trial.   Landlord and Tenant, (collectively, the “Parties”) hereby waive trial by jury in any action or proceeding to which they or any of them may be a party arising out of or in any way related to this Addendum to Lease Agreement.  It is understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings.  This waiver is knowingly, willingly, and voluntarily made by the Parties, and each party represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in anyway modify or nullify its effect.  The Parties acknowledge and agree that this provision is a specific and material aspect of this Addendum.  The Parties each represent that it has been represented in the signing of this Addendum to Lease Agreement and in the making of this waiver by independent legal counsel, and that it has had an opportunity to discuss this waiver with counsel.

5.                                      Except as otherwise modified herein, all of the terms, covenants and conditions of the afore-referenced Lease shall remain unchanged.  This agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have placed their hands and seals hereto the day and year first above written.

LANDLORD:

THE CAN COMPANY, LLC
By: Canton Court, L.L.C., it’s managing member

By: Hudson Street Real Estate Development, LLP,
Its managing member

By: Luzerne Ave. LLC, its managing partner

By:	/s/ Charles M. Eccles	(Seal)
Name: Charles M. Eccles
Title: Authorized Person

TENANT:

MILLENNIAL MEDIA, INC.

By:	/s Ho Shin	(SEAL)
Name: Ho Shin
Title: General Counsel